Exhibit 99.1

From:   EnviroStar, Inc.
290 NE 68 Street
Miami, FL  33138
Michael Steiner  (305) 754-4551
Venerando Indelicato  (813) 814-0722

FOR  RELEASE at 11:00AM, Friday, November 14, 2014

EnviroStar, Inc. Reports Improved Revenues and Earnings for the First Quarter

Announces Special Dividend

Miami, FL – November 14, 2014 – EnviroStar, Inc. (NYSE MKT:EVI) today reported improved operating results for the first three months of fiscal 2015.

For the three month period ended September 30, 2014, revenues increased by 7.0% to $9,083,694 from $8,493,230 for the same period of last year.  Net earnings increased by 9.0% to $463,961 or $.07 per share during the first quarter of fiscal 2015 compared to $425,771 or $.06 per share during the first quarter of fiscal 2015.

The Company also announced that its Board of Directors has declared a $.20 per share special dividend, payable on December 19, 2014 to shareholders of record on December 5, 2014.

Venerando J. Indelicato, Chief Financial Officer of EnviroStar, Inc., stated:  “We are pleased to report a very successful first quarter of fiscal 2015, as both revenues and net earnings increased. We are also pleased to report that our excellent financial position has enabled the Board of Directors to declare a special dividend and continue our policy of returning value to our shareholders.”

EnviroStar, Inc. through its subsidiaries is one of the nation’s leading distributors of commercial and industrial laundry and dry cleaning equipment and steam boilers.

This press release contains certain information that is subject to a number of known and unknown risks and uncertainties that may cause actual results and trends to differ materially from those expressed or implied by the forward-looking statements.  Information concerning these factors are discussed in Company reports filed with the
Securities and Exchange Commission.

EnviroStar, Inc.

	EnviroStar, Inc.	(NYSE MKT: EVI)

	Three months ended September 30,
	2014	2013
	(Unaudited)	(Unaudited)
Revenues	$9,083,694	$8,493,230

Earnings before income taxes	744,056	684,406
Provision for income taxes	280,095	258,635

Net earnings	$463,961	$425,771

Basic and diluted earnings per share	$0.07	$0.06

Weighted average shares outstanding:
Basic and diluted	7,033,732	7,033,732